Exhibit 99

    OMI Corporation Reports 2005 Fourth Quarter Results, New Time
 Charters, Increased Dividend and New Share Repurchase Authorization

    STAMFORD, Conn.--(BUSINESS WIRE)--Feb. 20, 2006--OMI Corporation
(NYSE: OMM):

    Highlights

    -- Fourth quarter Net Income was $112,641,000 or $1.53 basic and diluted Earnings Per Share ("EPS").

    -- Fourth quarter Net Income, excluding special items of $56,952,000 (Gain on Disposal of Vessels of $55,091,000 and Gain on Extinguishment of Notes of $1,861,000), was $55,689,000 (see Exhibit 1 for the Reconciliation of Net
        Income before Special Items) or $0.76 basic and diluted EPS.

    -- In November, we sold two 1998 built Suezmax vessels, one of which has been entered by the new owner in our Suezmax pool (the Gemini Pool, described below).

    -- We entered into long-term time charter contracts (three in the first quarter of 2006) for eight product carriers, five of which have profit sharing, which will increase fixed rate revenue by approximately $155 million (not including profit sharing) over the next three years.

    -- In February 2006, the board of directors (the "Board") increased the quarterly dividend by 25% from $0.08 per share to $0.10 per share.

    -- During the fourth quarter, 7,291,100 shares of stock were purchased and retired at an average price of $17.96 per share or $130.9 million in aggregate, and the board authorization from 2005 has been substantially fulfilled.

    -- In February 2006, the Board authorized another $70 million for the repurchase of its common stock.

    OMI Corporation (NYSE: OMM), a major international tanker owner and operator today reported Net Income of $112,641,000 or $1.53 basic (Weighted Average Shares Outstanding of 73,531,000) and diluted EPS (which included Net Gain on the Disposal of Vessels of $55,091,000 and the Gain on Extinguishment of Notes of $1,861,000, aggregating $56,952,000 or $0.77 basic and diluted EPS) for the quarter ended December 31, 2005 compared to Net Income of $108,510,000 or $1.21 basic and diluted EPS for the quarter ended December 31, 2004, (which included Net Gain on Disposal of Vessels of $2,426,000 or $0.03 basic and diluted EPS). For the year ended December 31, 2005, Net Income was $275,169,000 or $3.39 basic (Weighted Average Shares Outstanding of 81,112,000) and diluted EPS (which included Gain on the Disposal of Vessels of $57,965,000 and the Gain on Extinguishment of Notes of $4,672,000, aggregating $62,637,000 or $0.77 basic and diluted EPS) for the year ended December 31, 2005, compared to Net Income of $245,695,000 or $2.87 basic and $2.86 diluted EPS for the year ended December 31, 2004, (which included Net Gain on Disposal of Vessels of $1,726,000 offset by a Loss on Investment of $3,098,000, aggregating a $1,372,000 loss or $0.02 basic and diluted EPS).
    Revenue of $189,247,000 for the fourth quarter ended December 31, 2005 decreased $18,651,000 or 9% compared to revenue of $207,898,000 for the fourth quarter ended December 31, 2004. Revenue of $652,367,000 for the year ended December 31, 2005 increased $87,693,000 or 16% compared to revenue of $564,674,000 for the year ended December 31, 2004. Decreases in revenue for the fourth quarter of 2005 compared to the fourth quarter of 2004 were primary the result of higher rates for Suezmax vessels in the fourth quarter of 2004, coupled with reduced revenue for the two Suezmax vessels sold in the fourth quarter of 2005. Revenue increased during the year ended 2005 over the year ended 2004 primarily because of the increase in the number of vessels operated in 2005, which increased the number of revenue days (see Time Charter Equivalent ("TCE") Revenue section).
    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer commented that "we are pleased to report our third consecutive year of record earnings. While tanker rates declined during 2005 from the exceptional levels of 2004, they remained very strong and have continued that strength into 2006. We have utilized the strength of those markets to further secure profitability by time chartering additional vessels for two and three year periods."

    RECENT ACTIVITIES AND FOURTH QUARTER HIGHLIGHTS

    Disposition of Vessels:

    -- In November 2005, we sold two 1998-built Suezmaxes, the PECOS and the SABINE, for a gain aggregating $55.1 million which was recorded in the fourth quarter of 2005. The SABINE was later renamed the NORDIC SATURN by its new owner and entered into OMI's Gemini pool for Suezmax vessels.

    Vessel Spot Performance:


                  Daily TCE Rate              Daily TCE Rate
               -------------------------------------------------------
                 For the Quarters           For the Years Ended
                Ended December 31, Percent December 31, Percent Vessels on Spot 2005 2004 Change 2005 2004 Change
----------------------------------------------------------------------
Suezmax Vessels  $56,555  $ 90,062     -37% $  48,060  $63,703    -25%
----------------------------------------------------------------------
Product Carriers $29,233  $ 31,330      -7% $  26,974  $31,330    -14%
----------------------------------------------------------------------


    -- In the fourth quarter of 2005, the TCE average rate for OMI's Suezmax fleet of $56,555 per day was approximately 80% higher than the third quarter average rate of $31,419 per day and 37% less than the fourth quarter of 2004 average rate of $90,062 per day (see Market Overview section).

    -- In the fourth quarter of 2005, the TCE average rate for OMI's product carrier fleet of $29,233 per day was approximately 26% higher than the third quarter average rate of $23,241 per day and 7% less than the fourth quarter of 2004 average rate of $31,330 per day. We had five product carriers operating in the spot market at the end of the fourth quarter of 2005 (eight during the quarter) compared to the fourth quarter of 2004 when six product carriers began operating in the spot market.

    Recent Contracts for Long-Term Time Charters:

    -- In February 2006, OMI entered into three year time charters for two handysize product carriers, the KANSAS and the REPUBLICAN, scheduled to be delivered in 2006. The time charters are expected to begin in the second quarter. The vessels are both chartered at a fixed rate plus a 50% profit sharing arrangement above the fixed rate, and will add approximately $43.3 million (not including profit sharing) to the Company's contracted time charter revenue over the three years.

    -- In January 2006, OMI entered into a three-year time charter for a handymax product carrier, the PLATTE, currently under construction and scheduled to be delivered in the second quarter of 2006. The vessel will be chartered at a fixed rate, and will add approximately $23.6 million to the Company's contracted time charter revenue over the three-year period following delivery of the vessel.

    -- In December 2005, OMI entered into time charters for three handymax product carriers, each for a two-year period. The first time charter, on the LAUREN, began at the end of December and the other two, the JEANETTE and the WABASH (a newbuilding delivered on January 18, 2006), will begin by March 2006. The vessels are all chartered at a fixed rate plus a 50% profit sharing arrangement above the fixed rate, and will add approximately $41.8 million (not including profit sharing) to the Company's contracted time charter revenue over the two-year terms.

    -- In November 2005, OMI entered into time charters for two handymax product carriers, the HORIZON and the BRAZOS, each for a three-year period, both of which started in December. The vessels are both chartered at a fixed rate, and will add approximately $46.5 million to the Company's contracted time charter revenue over the three-year terms.

    Financial:

    (Note: For more detailed information refer to the Liquidity and Capital Expenditures section)

    -- During the fourth quarter of 2005, we repurchased an aggregate of $41,494,000 of the 2.875% Convertible Notes for a net gain on the extinguishment of notes of approximately $1,861,000.

    -- On November 17, 2005, the Board of OMI declared a dividend on its common stock of $0.08 per share and $5,704,000 was paid on January 11, 2006 to holders of record on December 30, 2005. On October 12, 2005 the third quarter dividend in the amount of $6,394,000 was paid.

    -- On February 16, 2006, the Board approved an increase in our quarterly dividend from $0.08 per share to $0.10 per share and declared the $0.10 per share dividend to shareholders of record on March 22, 2006, which will be paid on April 12, 2006.

    -- The following table summarizes share buybacks by quarter in 2005:



                               Number of    Purchase   Average Price
         Quarter                Shares      Price       Per Share
        --------------------------------------------------------------
        First                  311,600  $  5,653,304    $   18.14
        Second               3,200,900    59,557,933        18.61
        Third                4,231,400    73,800,144        17.44
        Fourth               7,291,100   130,921,502        17.96
                            --------------------------------------
                            15,035,000  $269,932,883    $   17.95
                            ======================================

The Company has substantially completed the previous $70.0 million authority announced October 31, 2005. In February 2006, the Board authorized another $70 million for the repurchase of its common stock. OMI currently has 71,293,791 shares outstanding.


    MARKET OVERVIEW

    Suezmax Tanker Overview

    The tanker market was strong in the fourth quarter of 2005, and the average spot TCE for Suezmax tankers in the West Africa to U.S. trade was more than double the preceding quarterly rate but below the very high rate prevailing in the same period of last year. In addition, the average Suezmax TCE rate in 2005 was the second highest for this period since at least 1990. This was the result of continued, although at a slower rate, world oil demand growth, colder than normal weather in the Northern Hemisphere and high OPEC oil production, notwithstanding an increase in the world tanker fleet. Freight rates in the crude oil tanker market continue at high levels thus far in the first quarter of 2006.
    The average OPEC oil production in the fourth quarter of 2005 totaled about 29.8 million barrels per day ("b/d"), about the same compared to the same period last year. OPEC oil production, including Iraq, in the first quarter of 2006 is expected to average 29.7 million b/d, about 0.1 million b/d below the preceding quarter and about 0.3 million b/d higher than the same period a year ago.
    World oil demand in the fourth quarter of 2005 was 1.2 million b/d higher than the preceding quarter, and 0.3 million b/d higher compared to the same period of last year. World oil demand is expected to increase further in the foreseeable future due to the usual seasonal oil demand gains in the winter months and further improvement of world economic activity. World oil demand in 2005 increased at a slower rate than last year as a result of persistent high oil prices due to low spare oil production capacity, ongoing geopolitical risks and hurricane related oil production and refinery problems in the Gulf of Mexico.
    Recently, hurricane activity resulted in shutdowns of most of the U.S. crude oil production and refinery capacity in the Gulf of Mexico. It is estimated that about 0.4 million b/d of crude oil production and about 0.8 million b/d of refinery capacity was out of service at year-end 2005 and that about 0.3 million b/d of crude oil production and 0.4 million b/d of refinery capacity will still be out of service at the end of the first quarter of 2006. The refinery capacity is expected to be fully restored by the end of the second quarter 2006, though crude oil production would be fully restored during the second half of 2006.
    Total preliminary commercial crude oil and petroleum products inventories in the United States, Western Europe and Japan at the end of January 2006 were about 56 million barrels, or 2.6% higher than the year earlier level, and 3.2% above the average of the last five years. At the same time, crude oil inventories were 4.1% and petroleum products inventories were 2.7% higher than the average of the last five years, respectively. Oil inventories in terms of days forward consumption throughout 2006 are expected to be higher than the 2005 level, as well as the average of the last five years.
    The world tanker fleet totaled 327.0 million dwt at the end of 2005, up by 22.8 million dwt or 7.5% from the year-end 2004 level. The total tanker fleet includes 42.7 million dwt Suezmaxes, excluding shuttle and U.S. flag Suezmaxes, up by 7.6% from the year-end 2004 level.
    The tanker orderbook totaled about 85.0 million dwt, or 26.0% of the existing fleet at the end of 2005. Approximately 23.2 million dwt are for delivery in 2006, 28.7 million dwt in 2007, 23.5 million dwt in 2008 and most of the balance in 2009.
    The tanker orderbook includes 65 Suezmaxes of about 10.2 million dwt or 23.9% of the existing internationally trading Suezmax tanker fleet. Twenty-one Suezmaxes are for delivery in 2006, 26 in 2007, 15 in 2008 and the balance in 2009. The Suezmax orderbook for delivery in the next few years represents vessels to replace old tonnage affected by IMO regulations as well as to satisfy an expected increase in demand. It should be noted that more trades suitable for Suezmaxes are developing and that Suezmax tankers are flexible vessels since they are traded effectively in medium and long haul trades.
    At the end of 2005, approximately 29.8 million dwt or 9.1% of the total tanker fleet was 20 or more years old, including 9.4 million dwt or 2.9% of the fleet that was 25 or more years old. Furthermore, nine Suezmaxes were 20 or more years old, including two which were 25 or more years old. Tanker sales for scrap and for Floating Production Storage Offloading ("FPSO") conversion totaled about 6.7 million dwt in 2005, including six Suezmaxes and six Very Large Crude Carriers ("VLCC").
    The EU adopted tanker regulations which commenced on October 21, 2003. In response to the EU regulations, the IMO adopted new strict tanker regulations which commenced on April 5, 2005. These regulations primarily prevent single-hull tankers of 5,000 dwt and above from carrying heavy fuel oil from early April 2005, accelerate the phase-out of single-hull tankers to 2010, in line with EU rules, and force all single-hull tankers to comply with the Condition Assessment Scheme ("CAS") from the age of 15 years, commencing in 2005. However, it allows flag states to permit single-hull tankers with segregated ballast (SBT) and smaller tankers to operate beyond 2010, but the tanker must not be in operation beyond the date of delivery in 2015 or the date in which the tanker becomes 25 years old, whichever is earlier, subject to satisfactory results from CAS. Finally, tankers with only double sides or double bottoms will be allowed to operate beyond 2010, provided that these tankers were in service on July 1, 2001. Such tankers will not be allowed to operate beyond the date on which they become 25 years old after the date of delivery.
    At the end of 2005, there were about 97.1 million dwt of tankers or 29.7% of the total tanker fleet which will be affected by these regulations.

    Product Tanker Overview

    The strong freight rate environment of the product tanker market continued throughout 2005 and, in the fourth quarter, the average spot TCE for handysize product tankers in the Caribbean was higher than the preceding quarter rate but below the very high rate prevailing in the same period of last year. In addition, the average rate in 2005 was the second highest level since at least 1990. The product tanker market strength was the result of continuous growth in the demand for oil, shortage of refinery capacity in consuming areas and the substantial loss of U.S. refinery capacity in the Gulf of Mexico due to hurricane activity recently, notwithstanding an increase of the world product tanker fleet. Freight rates in the product tanker market continued strong thus far in the first quarter of 2006.
    The world product tanker fleet, (which ranges from small 10,000 dwt product carriers to larger than 100,000 dwt for coated Aframax tankers) totaled about 75.0 million dwt at the end of 2005, up by about 12.3% from the year-end 2004 level. The total product tanker fleet includes about 42.1 million dwt handysize and handymax product tankers, up by 9.0% from year-end 2004 level.
    The product tanker orderbook for delivery over the next few years totaled about 28.5 million dwt, or about 38.0% of the existing product tanker fleet at the end of 2005. Approximately 10.1 million dwt are for delivery in 2006, 10.3 million dwt in 2007, 7.3 million dwt in 2008 and the balance in 2009. At the end of 2005, approximately 12.7 million dwt or 17.0% of the existing fleet were 20 or more years old.
    The orderbook for handysize and handymax product tankers at the end of 2005 totaled about 12.7 million dwt or 30.2% of the existing handysize and handymax product tanker fleet. Approximately 4.2 million dwt are for delivery in 2006, 4.9 million dwt in 2007, 3.1 million dwt in 2008 and the balance in 2009.
    Total preliminary commercial inventories of oil products in the United States, Western Europe and Japan at the end of January 2006 were 25 million barrels or 1.8% higher than the same time a year ago, and 2.7% above the average of the last five years. At the same time, inventories of middle distillates, the seasonal product, in these areas were 3.7% higher than last year and 5.0% above the last five years average. Commercial middle distillates in the United States at the end of January 2006 were approximately 11.8% higher than the same time a year ago, and 9.2% above the average of the last five years.
    The tanker market is expected to benefit in the foreseeable future as a result of improving world economic activity, seasonally higher world oil demand in the winter months, shortage of refinery capacity in the United States, Western Europe and Asia, the loss of U.S. oil production and refinery capacity due to hurricane activity in the Gulf of Mexico recently, and possible disruptions due to political instability in short-haul oil producers Venezuela and Nigeria.

    FLEET REPORT

    Our fleet is concentrated into two vessel types, Suezmax tankers, which generally carry crude oil from areas of oil production to refinery areas, and product carriers ("clean" vessels), which generally carry refined petroleum products (such as gasoline and aviation fuel) from refineries to distribution areas. At December 31, 2005, our fleet comprised 45 vessels. Four of the Suezmax tankers are chartered-in: the OLIVER JACOB, whose charter expires June 2010; the MAX JACOB, whose charter expires December 2006; the CAPE BASTIA, whose charter expires June 2012; and the CAPE BONNY, whose charter expires September 2012 (See Exhibit 2 for OMI's Fleet by vessel).
    The following table of OMI's fleet includes wholly owned and chartered-in vessels as of December 31, 2005 as well as revenue days for those vessels for the quarter ended December 31, 2005 (Note:
Revenue days exclude the days our owned vessels are in drydock and the days our chartered-in vessels are off-hire):


         Number of Number of Number of  Number of            Number of
           Vessels  Revenue   Vessels   Revenue  Total Number Revenue
           Owned      Days  Chartered-In   Days   of Vessels    Days
         -------------------------------------------------------------
Suezmaxes -
 Spot (a)        9      859           4      362          13    1,221
Suezmaxes -
 TC              2      195         n/a      n/a           2      195
Product
 Carriers -
 Spot (b)        5      731         n/a      n/a           5      731
Product
 Carriers -
 TC (b)         25    2,005         n/a      n/a          25    2,005
         -------------------------------------------------------------

(a) Excludes five pool participant vessels that operate in the Gemini Suezmax Pool.

(b) In December 2005, three vessels on spot commenced time charters.


    FINANCIAL INFORMATION

    The following table summarizes OMI Corporation's results of operations for the quarter and year ended December 31, 2005 compared to the quarter and year ended December 31, 2004.


RESULTS OF OPERATIONS
---------------------
(In Thousands, Except Per Share Data)

                          For the Quarters Ended  For the Years Ended
                                December 31,          December 31,
                              2005        2004       2005      2004
                           ---------- ------------ --------- ---------
Voyage and Time Charter
 Revenue                   $ 188,754  $   207,584  $650,848  $563,749
Voyage Expense                40,480       26,617   136,743    80,183
                           ---------- ------------ --------- ---------
Time Charter Equivalent
 Revenue                     148,274      180,967   514,105   483,566
Other Revenue                    493          314     1,519       925
Vessel Expenses and
 Charter Hire Expense         53,983       38,734   161,897   122,797
Depreciation and
 Amortization                 17,177       16,459    68,399    56,172
General and Administrative
 Expenses                     10,563       10,059    31,683    24,867
Gain on Disposal of
 Vessels - Net (1)           (55,091)      (2,426)  (57,965)   (1,726)
                           ---------- ------------ --------- ---------
Operating income             122,135      118,455   311,610   282,381
                           ---------- ------------ --------- ---------

Loss on Investment (2)             -            -         -    (3,098)
Gain on Extinguishment of
 Notes                         1,861            -     4,672         -
Interest Expense             (11,853)     (10,206)  (43,739)  (34,460)
Interest Income                  440          261     1,225       872
Other Income (3)                  58            -     1,401         -
                           ---------- ------------ --------- ---------
Net Income                 $ 112,641  $   108,510  $275,169  $245,695
                           ========== ============ ========= =========

Basic Earnings Per Share   $    1.53  $      1.21  $   3.39  $   2.87
Diluted Earnings Per Share $    1.53  $      1.21  $   3.39  $   2.86

Weighted Average Shares
 Outstanding - Basic          73,531       89,684    81,112    85,712
Weighted Average Shares
 Outstanding - Diluted        73,588       89,815    81,177    85,839

(1) The Gain on Disposal of Vessels-Net of $55,091,000 for the fourth quarter of 2005 resulted from the disposal of two Suezmax vessels built in 1998. The Gain on Disposal of Vessels-Net for the year ended December 31, 2005 of $57,965,000 resulted from the disposal of four vessels, two in the fourth quarter and two non-double-hull handysize crude oil tankers in the first quarter. The Gain on Disposal of Vessels-Net of $2,426,000 for the fourth quarter of 2004 resulted primarily from the disposal of two single hull vessels, our Ultra Large Crude Carrier ("ULCC") vessel and a product carrier. The Gain on Disposal of Vessels-Net for the year ended December 31, 2004 of $1,726,000 resulted from the two vessels disposed of in the fourth quarter, in addition to the disposal of three single hull Panamax vessels and the disposal of another single-hull product carrier.

(2) The 2004 Loss on Investment of $3,098,000 resulted from expenses related to the terminated Stelmar transaction.

(3) Other Income includes realized and unrealized gains on freight forward agreements aggregating $58,000 and $1,401,000 for the quarter and year ended December 31, 2005, respectively.


    Time Charter Equivalent Revenue

    OMI operates vessels on both voyage (or "spot") charters and on time charters ("TC"). In both 2005 and 2004, the majority of our tonnage (primarily our Suezmax vessels) operated in the spot market, giving us the ability to benefit from the strong spot market. As of December 31, 2005, 62% of our vessels by dwt (18 vessels) operated in the spot market and 27 of our 45 vessels operated under time charters (see Fleet Report). Eleven vessels were under profit sharing arrangements (see Contracted Time Charter Revenue section). Assuming no new charters or charter extensions by the end of 2006, we will have approximately 63% of our dwt (21 vessels) operating in the spot market and 29 of our 50 vessels will be operating under time charters (13 with profit sharing), without considering renewals for three time charters expiring during the year, two of which will have profit sharing. Our time charters with profit sharing arrangements have a floor rate. If earnings exceed that rate, we share in the profit above that rate equally. This enables us to benefit from strong tanker markets while protecting our downside. Revenue generated by time charters gives the Company the ability to cover certain fixed charges (vessel expenses for vessels on time charter, consolidated general and administrative expenses and interest expense).
    TCE revenue comprises revenue from vessels operating on time charters and voyage revenue less voyage expenses from vessels operating in the spot market. TCE revenue is used to measure and analyze fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. TCE revenue is earned by vessels under contract for a specific period of time with duration usually greater than one year.

    2005 Quarter vs. 2004 Quarter

    The Company earned TCE revenue of $148,274,000 for the quarter ended December 31, 2005 and $180,967,000 for the quarter ended December 31, 2004, a decrease of $32,693,000 or 18%. During the quarter ended December 31, 2005, 74% or $110,399,000 of our TCE revenue was earned by vessels operating in the spot market and 26% or $37,875,000 of our TCE revenue was earned by vessels operating on TC.
    The following table illustrates the TCE revenue fluctuation for the quarter ended December 31, 2005 compared to the quarter ended December 31, 2004:


                         TCE Revenue                         Increase
                      For the Quarters             Increase (Decrease)
                     Ended December 31, Increase  (Decrease) Operating
                        2005    2004    (Decrease) TCE Rate   Days
                     -------------------------------------------------
                            (In Thousands)

Vessels on
 Time Charters:
-----------------------
Product Carrier Fleet $ 32,077 $ 27,622 $  4,455     -9%         118
Crude Oil Fleet          5,798    2,981    2,817    n/a (a)       11
                      ---------------------------           ----------
Total                 $ 37,875 $ 30,603 $  7,272                 129
                      ===========================           ==========
Vessels on Spot:
-----------------------
Crude Oil Fleet       $ 89,056 $142,412 $(53,356)   -37%(b)      (13)
Product Carrier Fleet   21,343    7,952   13,391     -7%         448
                      ---------------------------           ----------
Total                 $110,399 $150,364 $(39,965)                435
                      ===========================           ==========

Total                 $148,274 $180,967 $(32,693)                564
                      ===========================           ==========

(a) TCE rates for Suezmax vessels on time charter was $29,795 per day for 195 days in 2005 compared to the handysize crude oil carrier rate of $16,200 per day for 184 days in 2004.

(b) Suezmax rate fluctuation only. The average TCE rate for ULCC sold in the 2004 quarter was $45,538 per day for 25 days.


    TCE revenue of $110,399,000 earned by vessels operating in the spot market during the fourth quarter of 2005 decreased a net of $39,965,000 compared to TCE revenue of $150,364,000 earned by vessels operating in the spot market during the fourth quarter of 2004. The net decrease in TCE revenue resulted primarily from the crude oil fleet, which decreased $53,356,000 primarily because of lower rates for Suezmax vessels operating in the spot market (see Market Overview section for explanations for the rate fluctuations during the 2005 and 2004 periods) and a decrease in TCE revenue for vessels sold in 2004 (three Panamax vessels and one ULCC). Decreases in the crude oil fleet were offset by an increase of $13,391,000 earned by the product carrier fleet charters, which resulted from 448 more operating days in the 2005 period, 77% of which was from seven vessels acquired in 2004 and 2005, and the balance due to vessels with expiring time charters that began operating in the spot market.
    TCE revenue of $37,875,000 earned by vessels on time charter during the fourth quarter of 2005 increased $7,272,000 compared to TCE revenue of $30,603,000 earned by vessels on time charter during the fourth quarter of 2004. Increases in the product carrier fleet of $4,455,000 were primarily from revenue earned by three vessels acquired (two vessels delivered in 2005 and one in 2004) increasing operating days, in addition to new or renewed time charter contracts at higher rates. Increases in the crude oil fleet were $2,817,000 primarily from revenue earned by two Suezmax vessels that began time charters in May 2005.

    2005 Year vs. 2004 Year

    The Company earned TCE revenue of $514,105,000 for the year ended December 31, 2005 and $483,566,000 for the year ended December 31, 2004. During the year ended December 31, 2005, 73 percent or $376,545,000 of our TCE revenue was earned by vessels operating in the spot market and 27 percent or $137,560,000 of our TCE revenue was earned by vessels operating on TC. TCE revenue increased $30,539,000 or 6% for the year ended December 31, 2005 compared to the year ended December 31, 2004.
    The following table illustrates the TCE revenue fluctuation for the year ended December 31, 2005 compared to the year ended December 31, 2004:



                         TCE Revenue                         Increase
                      For the Years                Increase (Decrease)
                     Ended December 31, Increase  (Decrease) Operating
                        2005    2004    (Decrease) TCE Rate   Days
                     -------------------------------------------------
                             (In Thousands)

Vessels on
 Time Charters:
-----------------------
Product Carrier Fleet $122,959 $118,646 $  4,313     -8%        (128)
Crude Oil Fleet         14,601   11,924    2,677    n/a (a)     (215)
                      -------- -------- ---------           ---------
Total                 $137,560 $130,570 $  6,990                (343)
                      ======== ======== =========           =========
Vessels on Spot:
-----------------------
Crude Oil Fleet       $291,854 $340,433 $(48,579)   -27% (b)     281
Product Carrier Fleet   84,691   12,563   72,128    -14%       2,924
                      -------- -------- ---------           ---------
Total                 $376,545 $352,996 $ 23,549               3,205
                      ======== ======== =========           =========
Total                 $514,105 $483,566 $ 30,539               2,862
                      ======== ======== =========           =========

(a) TCE rates for Suezmax vessels on time charter was $29,721 per day for 460 days in 2005 compared to the handysize crude oil carrier rate of $16,290 per day for 675 days in 2004.

(b) Suezmax rate fluctuation only. The average TCE rate for other crude oil vessels sold in the 2004 was $27,128 per day for 782 days.


    TCE revenue of $376,545,000 earned by vessels operating in the spot market during the year ended December 31, 2005 increased $23,549,000 compared to TCE revenue of $352,996,000 earned by vessels operating in the spot market during the year ended December 31, 2004. The increase in TCE revenue resulted from an additional $72,128,000 earned by the product carrier fleet offset by a decrease of $48,579,000 earned by the crude oil fleet. Increases in TCE revenue of $72,128,000 earned by the vessels in the product carrier fleet operating on spot charters was primarily the result of more operating days in 2005, 72% of which was from seven vessels acquired in 2004 and 2005; the balance was primarily due to vessels with expiring time charters that began operating in the spot market. Decreases in TCE Revenue earned by vessels in the crude oil fleet operating on spot charters resulted primarily from decrease in the Suezmax fleet TCE revenue from lower average TCE rates during the year ended December 31, 2005, which averaged approximately 17% less per day, in addition to the decrease in spot revenue from two vessels that began time charters in the second quarter of 2005 and decrease in TCE revenue for four vessels sold in 2004 (three Panamax vessels and one ULCC).
    TCE revenue of $137,560,000 earned by vessels on time charter during the year ended 2005 increased $6,990,000 compared to TCE revenue of $130,570,000 earned by vessels on time charter during the year ended 2004. Increases in the product carrier fleet were $4,313,000 primarily the result of revenue earned by five vessels acquired (three vessels delivered in 2005 and two in 2004) increasing operating days, in addition to new or renewed time charter contracts at higher rates and higher profit sharing during 2005. Increases in the crude oil fleet were $2,677,000 earned by two Suezmax vessels that began time charters in May 2005 offset by decreases in TCE revenue for the two crude oil carriers sold in January 2005.

    Note: For detailed information of fluctuations by vessel type, see Breakdown by Fleet sections.

    Operating Expenses

    Vessel expenses and charter hire expense increased $15,249,000 for the quarter and $39,100,000 for the year ended December 31, 2005 compared to the quarter and year ended December 31, 2004. Vessel expenses increased $4,857,000 and $26,315,000 for the quarter and year ended December 31, 2005, respectively, compared to the same 2004 periods, for vessels acquired (five vessels during 2005 and 12 vessels during 2004), increases in crew expense and supplies for the fleet. Charter hire expense increased $10,392,000 and $12,785,000 for the quarter and year ended December 31, 2005, respectively, compared to the same periods in 2004, primarily as a result of two additional vessels chartered-in during June and September 2005 for a seven year period. Increases in charter hire expense for the Gemini Pool resulted from three vessels that were added to the pool in July, November and December 2005 (see Note below for discussion of Gemini Pool), which were offset by decreases in charter hire expense resulting from lower rates earned during the quarter and year ended 2005 compared to the same periods in 2004. Increases in depreciation expense of $718,000 and $12,227,000 for the quarter and year ended December 31, 2005, respectively, compared to the same periods in 2004 resulted from the acquisition of 17 vessels in 2004 and 2005, which were offset in part by reductions to depreciation expense relating to the six vessels disposed of in 2004, two in January 2005 and two in November 2005. General and administrative expenses increased $504,000 and $6,816,000 for the quarter and year ended December 31, 2005, respectively, compared to the same periods in 2004 primarily as a result of increased compensation and employee benefits expense, including non-cash expense from amortization of restricted stock awards, increases in personnel due to a larger fleet, expenses for the London office and other additional corporate requirements.

    Note: Gemini Tankers ("Gemini") is a wholly owned subsidiary of OMI, which began operating in December 2003. Gemini is a pool for double hull Suezmax vessels. As of December 31, 2005, there were 17 Suezmax vessels (12 from OMI and five from other participants) operating in the pool. The earnings of the pool are allocated to the pool members using an agreed upon formula. The gross revenues of Gemini are reflected in OMI's consolidated revenues, and the charter hire expense for the other participants' vessels are included in OMI's consolidated charter hire expense.

    LIQUIDITY AND CAPITAL EXPENDITURES

    Cash and cash equivalents of $42,297,000 at December 31, 2005 increased $492,000 from $41,805,000 at December 31, 2004. Net cash provided by operating activities of $303,464,000 for the year ended December 31, 2005 increased $30,243,000 compared to $273,221,000 for the year ended December 31, 2004. During the year ended December 31, 2005, we made cash payments for capital expenditures (including final payments for five vessel acquisitions, capital improvements and construction contracts) aggregating $148,597,000, and we received proceeds from the sale of four vessels of $176,351,000. We funded all our capital expenditures with operating cash flow and bank financing.
    For the year ended December 31, 2005, we repurchased 15,035,000 shares of OMI common stock for an aggregate of $269,933,000. Although our average debt outstanding in 2005 increased 29% over 2004, we reduced debt by a net of $44,569,000 as of December 31, 2005 compared to December 31, 2004. The reduction of debt includes the repurchase of our 2.875% Convertible Notes with a face value of $105,244,000 at a cost of $97,330,000.
    Our debt to total capitalization (debt and stockholders' equity) at December 31, 2005 was 54 percent and net debt (total debt less cash and cash equivalents) to total net capitalization (total capitalization less cash and cash equivalents) was 53 percent. In January 2006, we drew down $20,000,000 under one of our lines of credit, which was used for the final payment on the WABASH. As of February 17, 2006, we have approximately $493,805,000 in available liquidity (including cash and undrawn lines of credit).
    We expect to use cash from operations or undrawn balances available to us through our revolving credit facilities, and to have no committed bank debt to finance capital expenditures, repurchase common stock under future authorized programs and repay debt at opportunistic times. See the below section, Capital Expenditures for Vessels under Construction and Drydock, for additional cash flow requirements in 2006 relating to capital expenditures for vessels to be delivered in 2006 and expected cash estimated to be used for drydocking.

    Capital Expenditures for Vessels under Construction Contracts and
Drydock

    Vessels under Construction Contracts

    At December 31, 2005, we had commitments to take delivery of five product carriers, four handymax and one handysize, which are scheduled to be delivered in 2006 (one was delivered January 18, 2006, two more are expected to be delivered in the first quarter and two in the second quarter). The contract costs for the five vessels aggregated $183,320,000. As of December 31, 2005, payments of $78,904,000 had been made on these contracts, $23,807,000 of which was paid during the year ended December 31, 2005.
    As of December 31, 2005, future construction installment and delivery payments (before financing, if any) are as follows:


               2006 Payments
-----------------------------------------
First Quarter (a)            $    67,064
Second Quarter                    37,352
                             ------------
Total Remaining Payments     $   104,416
                             ============

(a) On January 18, 2006, the WABASH was delivered and $20,024,000 was paid upon delivery.

Note: See the Fleet Report section for additional information about the vessels to be acquired.


    2006 Drydocks

    OMI evaluates certain vessels to determine if a drydock, special survey, both a drydock combined with a special survey or a postponement is appropriate for each vessel. We have vessels inspected and evaluated regularly in anticipation of a drydock during the year. Currently, we anticipate the drydock of up to ten vessels, (six of which may begin in the first half of 2006) for an estimated aggregate cost of $5,200,000. The vessels are expected to incur up to an aggregate of approximately 216 off-hire days.

    The following is a breakdown of the estimated drydocks during the first and second half of 2006 and the estimated drydock cost (in thousands) with the allocation of off-hire days by vessel segment and charter type (spot or TC) for product carriers:


          Number of            Number of
           Days Off-           Days Off-
           Hire for            Hire for             Projected
            Drydock             Drydock               Total  Projected
          First Half Projected Second Half Projected Off-Hire  Total
            of 2006    Costs    of 2006    Costs      Days     Costs
          ------------------------------------------------------------
Crude Fleet:
 Suezmax -
  Spot         20     $   350       20    $    350        40  $   700
 Suezmax -
  TC           20         350        -           -        20      350
                                                           -        -
Clean Fleet:                                               -        -
 Products -
  TC           88       2,000       44       1,250       132    3,250
 Products -
  Spot          -           -       24         900        24      900
          ------------------------------------------------------------
Total         128     $ 2,700       88    $  2,500       216  $ 5,200
          ============================================================


    Contracted Time Charter Revenue

    The contracted TC revenue schedule below does not include any estimates for profit sharing in the future periods; however, profit sharing for five vessels of approximately $14.9 million earned during the year ended December 31, 2005 is included. We have reduced future contracted revenue for any estimated off-hire days relating to drydocks.
    The following table reflects our actual results for the year ended December 31, 2005 and current contracted time charter revenue through 2012, including eight recent contacts for long-term time charters explained in the Recent Activities and Highlights section of this press release:


                     Actual
                      2005    2006    2007    2008    2009   2010-2012
                      ----    ----    ----    ----    ----   ---------
(In Millions)
TC Revenue           $139.8  $197.6  $183.9  $134.6  $68.9     $62.8
Number of Vessels (a)  27      29      26      16     10(b)        -
Vessels with Profit
 Sharing (a)           11      13      11       9      4           -

(a) Number of vessels at the end of each year assuming no additional extensions or new charters.

(b) The remaining ten charters expire as follows: eight charters will expire in 2010 and two will expire in 2012.


    We recognize profit sharing, if any, for each vessel with a profit sharing provision in the time charter contract when the minimum threshold is met, which is the minimum charter hire revenue.
Historically, we have recognized profit sharing on or about the anniversary of each time charter contract. The table below reflects the number of vessels we expect to record profit sharing for, by quarter:


                       Actual
                        2005    2006    2007    2008   2009     2010
                        ----    ----    ----    ----   ----     ----

First Quarter             1       1       3       3      1        0
Second Quarter            1       5       7       6      6        3
Third Quarter             3       4       2       2      2        1
Fourth Quarter            -       1       1       0      0        0
                     -------------------------------------------------
                          5      11      13      11      9        4
                     =================================================


    ABOUT OMI

    OMI is a leading seaborne transporter of crude oil and refined petroleum products operating in the international shipping markets. We believe our modern fleet of 46 vessels (including the WABASH delivered in January 2006) and approximately 3.7 million dwt is the youngest large fleet of tankers in the world, with an average age at year end 2005 of approximately 2.9 years (see Note (1)), which is significantly lower than the industry average. Our customers include many of the world's largest commercial and government owned oil companies and oil trading companies.

    OMI trades on the New York Stock Exchange under the symbol "OMM."

    Note (1): All averages referring to vessel age in this release are weighted averages based on dwt and are calculated as of December 31, 2005. Dwt, expressed in metric tons each of which is equivalent to 1000 kilograms, refers to the total weight a vessel can carry when loaded to a particular load line.

    EARNINGS CONFERENCE CALL

    OMI Corporation will hold an earnings conference call presentation on Tuesday, February 21, 2006 at 10:30AM (Eastern Time). The presentation will be simultaneously webcast and will be available on the Company's website, http://www.omicorp.com, along with a slide presentation. A replay of the call will be available at 1:30PM on February 21, 2006 at (888) 203-1112 for North America and (719) 457-0820 for International callers (Pass Code 3898494).

    OTHER FINANCIAL INFORMATION

    CONDENSED BALANCE SHEETS

    The following are OMI's Condensed Balance Sheets as of December 31, 2005 and December 31, 2004:


CONDENSED BALANCE SHEETS
-----------------------                      December 31, December 31,
(In Thousands)                                   2005         2004
                                             ------------ ------------
Cash and Cash Equivalents                    $    42,297  $    41,805
Other Current Assets                              85,539       87,009
Vessels and Other Property - Net               1,488,230    1,487,598
Construction in Progress (Newbuildings)           84,042      116,895
Other Assets                                      27,935       37,699
                                             ------------ ------------
Total Assets                                 $ 1,728,043  $ 1,771,006
                                             ============ ============

Current Portion of Long-Term Debt (1)        $    34,491  $    33,200
Other Current Liabilities                         73,669       56,787
Long-Term Debt (1)                               861,376      907,236
Other Liabilities                                  3,571        6,381
Total Stockholders' Equity                       754,936      767,402
                                             ------------ ------------
Total Liabilities and Stockholders' Equity   $ 1,728,043  $ 1,771,006
                                             ============ ============

(1) As of December 31, 2005, the available undrawn balance under credit facilities was $449,200,000.


    CONDENSED CASH FLOWS

    The following are OMI's Condensed Cash Flows for the years ended December 31, 2005 and 2004:


CONDENSED CASH FLOWS
--------------------                   For the Years Ended
(In Thousands)                             December 31,
                                         2005       2004       Change
                                      ---------- ---------- ----------
Provided (Used) by:
Operating Activities                  $ 303,464  $ 273,221  $  30,243
Investing Activities                     30,802   (629,086)   659,888
Financing Activities                   (333,774)   348,882   (682,656)
                                      ---------- ---------- ----------
Net Increase (Decrease) in Cash and
 Cash Equivalents                           492     (6,983)     7,475
Cash and Cash Equivalents at the
 Beginning of the Year                   41,805     48,788     (6,983)
                                      ---------- ---------- ----------
Cash and Cash Equivalents at the End
 of the Year                          $  42,297  $  41,805  $     492
                                      ========== ========== ==========


    RESULTS BY FLEET

    The following discussion of Vessel Operating Income (TCE revenue less vessel expenses, charter hire expense and depreciation and amortization) for the crude and clean segments excludes Gain on Disposal of Vessels and General and Administrative Expenses.

    Crude Oil Fleet - Vessel Operating Income decreased $58,914,000 and $67,801,000 for the quarter and year ended December 31, 2005, respectively, compared to the same periods in 2004. The net decrease in Vessel Operating Income during the 2005 periods were primarily attributable to decreases in the Suezmax TCE revenue resulting from lower average TCE rates earned by Suezmax vessels operating in the spot market (see Market Summary), two vessels previously operating in the spot market during 2004 began operating on long-term time charters at lower TCE rates beginning in May 2005, in addition to, less earnings from four vessels disposed of in 2004 and four vessels in 2005.
    The following table illustrates the crude oil fleet Vessel Operating Income by vessel type (other than vessels sold), Average Daily TCE, Number of TCE Revenue Days, Average Daily Vessel Expense and Average Number of OMI Vessels Operated by the crude oil fleet for the quarter and year ended December 31, 2005 compared to the quarter and year ended December 31, 2004 (Note: Amounts for some vessels sold include the settlement of certain revenues and expenses, including insurance claims from prior years):


BREAKDOWN BY FLEET
------------------
(In Thousands, Except Daily TCE Rates & Expenses,
Number of Vessels and Number of Days)

                                      For the             For the
                                   Quarters Ended       Years Ended
                                    December 31,       December 31,
CRUDE FLEET:                        2005      2004      2005     2004
------------                        -----     ----      ----     ----
Suezmaxes - On Spot and Time
 Charter:
TCE Revenue  (1), (2)
  Suezmaxes - On Spot *          $89,080  $140,758  $291,892 $319,247
  Suezmaxes - On Time Charter (3)  5,798         -    13,660        -
                                 -------- --------- -------- ---------
Total TCE Revenue                 94,878   140,758   305,552  319,247
Vessel Expenses                    7,610     6,140    32,544   18,454
Charter Hire Expense:
  Pool Charter Hire Expense       21,034    16,736    47,986   42,806
  Charter Hire Expense (under
   Operating Leases)*              9,314     4,248    24,795   16,690
Depreciation and Amortization      7,075     7,964    30,842   23,393
                                 -------- --------- -------- ---------
Vessel Operating Income          $49,845  $105,670  $169,385 $217,904
                                 ======== ========= ======== =========

----------------------------------------------------------------------
Suezmaxes - On Spot:
Average Daily TCE  *             $56,555  $ 90,062  $ 48,060 $ 63,703
Number of  OMI TCE Revenue Days *  1,221     1,379     5,095    4,324
Number of Pool Member TCE Revenue
 Days (1)                            354       184       978      687
----------------------------------------------------------------------
Suezmaxes - On Time Charter:
Average Daily TCE                $29,795       n/a  $ 29,721      n/a
Number of OMI TCE Revenue Days       195       n/a       460      n/a
----------------------------------------------------------------------
Suezmaxes - On Spot and Time
 Charter:
Average Daily Vessel Expenses(4) $ 7,027  $  5,134  $  7,026 $  5,092
Average Number of Wholly Owned
 Vessels                            11.8      15.0      14.7     11.9
Average Number of Chartered-In
 Vessels                             4.0       2.0       3.3      2.0
----------------------------------------------------------------------
Handysize Crude Oil Carriers Sold
 in 2005: (5)
TCE Revenue (1)                  $     -  $  2,981  $    941 $ 11,924
Vessel Expenses                      (24)      702       201    2,542
Depreciation and Amortization          -       714         -    2,857
                                 -------- --------- -------- ---------
Vessel Operating (Loss) Income   $    24  $  1,565  $    740 $  6,525
                                 ======== ========= ======== =========

Average Daily TCE                    n/a  $ 16,202  $ 16,505 $ 16,290
Number of TCE Revenue Days           n/a       184        57      732
Average Number of Wholly Owned
 Vessels                             n/a       2.0       n/a      2.0
----------------------------------------------------------------------
Other Crude Carriers Sold in
 2004: (6)
TCE Revenue (1)                  $     -  $  1,655  $      - $ 21,187
Vessel Expenses                      148       255      (133)   5,131
Depreciation and Amortization          -         -         -    2,426
                                 -------- --------- -------- ---------
Vessel Operating (Loss)  Income  $  (148) $  1,400  $    133 $ 13,630
                                 ======== ========= ======== =========

Number of TCE Revenue Days           n/a        25       n/a      782
----------------------------------------------------------------------
Total Vessel Operating Income    $49,721  $108,635  $170,258 $238,059
                                 ======== ========= ======== =========

Note: Number of operating or TCE revenue days used to compute Average Daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock. Average Daily Vessel
Expenses are computed using the number of days in the period which OMI owned the vessel.

* Includes four vessels chartered-in. Two vessels were chartered-in beginning in September and June 2005 and two vessels continue charters from 2004 (originating in 2001 and 2002).

(1) Consistent with general practice in the tanker shipping industry, we use TCE Revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE Revenue, a non-GAAP measure, provides more meaningful information to us than voyage revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. TCE Revenues are also widely used by investors and analysts in the tanker shipping industry for comparing financial performance between companies and to industry averages. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time charter contracts the charterer pays the voyage expense, with the exception of commissions, whereas under voyage charter contracts the shipowner pays the voyage expenses. TCE Revenue and Expenses includes revenue and expense generated by the Gemini pool (a Suezmax pool). The Suezmax pool included 12 of OMI's Suezmaxes as of December 31, 2005, there were 15 Suezmaxes included earlier in the year (see Note (3) below) and five Suezmaxes owned by other pool members.

(2) In November 2005, two 1998 built Suezmax vessels were disposed of. In July and August 2004, three 2003 built and two 2004 built
    Suezmax vessels were acquired.

(3) During May 2005, two Suezmax vessels previously operating in the spot market (Gemini pool) up to May 2005 began operating on two 7-year time charters with profit sharing. During November 2005, one of the Suezmax vessels was sold and a vessel previously operating in the Gemini Pool replaced that vessel in its time charter contract.

(4) Vessel Expenses are only for the owned vessels (excludes chartered-in vessels).

(5) In January 2005, two handysize crude oil carriers were sold.

(6) During 2004, our ULCC vessel was sold in the fourth quarter and our three Panamax vessels were disposed of in the second and third quarters.


    Clean Fleet - Vessel Operating Income increased $11,221,000 and $46,614,000 for the quarter and year ended December 31, 2005, respectively, over the comparable periods in 2004. The increases in Vessel Operating Income in the 2005 periods were primarily attributable to seven product carriers acquired in 2004 and five in 2005, in addition to increases in TCE rates for time charters in 2005 for new or renewed contract rates and additional profit sharing recorded at anniversary dates compared to prior year 2004 periods. The increase in Vessel Operating Income was offset partially by the decrease in earnings for the two single hull product carriers that were disposed of in 2004.
    The following table illustrates the product carrier fleet Vessel Operating Income by vessel type (other than vessels sold), Average Daily TCE, Number of TCE Revenue Days, Average Daily Vessel Expense and Average Number of OMI Vessels operated by the product carrier fleet for the quarter and year ended December 31, 2005 compared to the quarter and year ended December 31, 2004 (Note: Amounts for certain vessels sold include the settlement of certain revenues and expenses):


BREAKDOWN BY FLEET
------------------
(In Thousands, Except Daily TCE Rates & Expenses,
Number of Vessels and Number of Days)
                                      For the            For the
                                  Quarters Ended        Years Ended
                                    December 31,       December 31,
PRODUCT CARRIER FLEET:             2005     2004      2005      2004
                                 -------- --------- -------- ---------
Products - On Time and Spot Charter:
TCE Revenue: (1)
 Products - On Time Charter (2)  $32,077  $27,635  $122,959  $116,384
 Products - On Spot (3)           21,369    6,642    84,589     6,642
                                 -------- -------- --------- ---------
Total TCE Revenue                 53,446   34,277   207,548   123,026
Vessel Expenses                   15,895   11,138    56,628    33,658
Depreciation and Amortization      9,950    7,588    37,024    25,501
                                 -------- -------- --------- ---------
Vessel Operating Income          $27,601  $15,551  $113,896  $ 63,867
                                 ======== ======== ========= =========

----------------------------------------------------------------------
Products - On Time Charter:
Average Daily TCE               *$15,999  $14,645  $ 17,212  $ 16,004
Number of TCE revenue days         2,005    1,887     7,144     7,272
----------------------------------------------------------------------
Products - On Spot:
Average Daily TCE                $29,233  $31,330  $ 26,973  $ 31,330
Number of TCE Revenue Days           731      212     3,136       212
----------------------------------------------------------------------
Products - On Time and Spot
 Charter:
Average Daily Vessel Expense     $ 5,759  $ 5,296  $  5,472  $  4,503
Average Number of Wholly Owned
 Vessels                            30.0     23.2      28.4      20.7
----------------------------------------------------------------------
Products - Sold in 2004:
TCE Revenue (1), (4)             $     -  $ 1,297  $    103  $  8,183
Vessel Expenses                      163      530       336     3,368
Depreciation and Amortization          -      101         -     1,633
                                 -------- -------- --------- ---------
Vessel Operating Income          $  (163) $   666  $   (233) $  3,182
                                 ======== ======== ========= =========

Number of TCE Revenue Days           n/a       71       n/a       550
----------------------------------------------------------------------

Total Vessel Operating Income    $27,438  $16,217  $113,663  $ 67,049
                                 ======== ======== ========= =========

Note: Number of Operating or TCE Revenue Days used to compute Average Daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock. Average Daily Vessel
Expenses are computed using the number of days in the period which OMI owned the vessel.

* The Average Daily TCE for the quarter ended December 31, 2005 was corrected subsequent to the press release issued on February 20, 2006.

(1) Consistent with general practice in the tanker shipping industry, we use TCE Revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE Revenue, a non-GAAP measure, provides more meaningful information to us than voyage revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. TCE Revenues are also widely used by investors and analysts in the tanker shipping industry for comparing financial performance between companies and to industry averages. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time charter contracts the charterer pays the voyage expense, with the exception of commissions whereas under voyage charter contracts the shipowner pays the voyage expenses.

(2) During the year ended December 31, 2005, OMI recognized profit sharing revenue of approximately $14,922,000, compared to $10,447,000 for the year ended December 31, 2004.

(3) In January, March, May and July 2005, two handymax and three handysize product carriers were acquired. In February, April, July, October and December 2004, four handysize and three handymax product carriers were acquired.

(4) During August and December 2004, the two single hull vessels were sold, one vessel operated on time charter and the other in the spot market. The 2005 balances reflect the settlement of demurrage and other vessel expenses relating to the vessels sold in 2004.


    EXHIBIT 1

    RECONCILIATION OF NET INCOME BEFORE SPECIAL ITEMS

    The following table is a reconciliation of Net Income to Net
Income without Special Items for the quarter and year ended December 31, 2005 compared to the quarter and year ended December 31, 2004:


                                     For the             For the
                                 Quarters Ended         Years Ended
                                   December 31,        December 31,
(In Thousands, Except Per Share
 Data)                           2005      2004      2005      2004
                               --------- --------- --------- ---------
Net Income                     $112,641  $108,510  $275,169  $245,695
Add (Subtract) Special Items:
 Gain on Disposal of Vessels    (55,091)   (2,426)  (57,965)   (1,726)
 Loss on Investment                   -         -         -     3,098
 Gain on Extinguishment of Notes (1,861)        -    (4,672)        -
                               --------- --------- --------- ---------
Net Income without Special
 Items                         $ 55,689  $106,084  $212,532  $247,067
                               ========= ========= ========= =========
Basic EPS:
----------
Basic EPS                       $  1.53  $   1.21  $   3.39  $   2.87
Add (Subtract) Special Items:
 Gain on Disposal of Vessels      (0.75)    (0.03)    (0.71)    (0.02)
 Loss on Investment                   -         -         -      0.04
 Gain on Extinguishment of Notes  (0.02)        -     (0.06)        -
                               --------- --------- --------- ---------
Basic EPS without Special Items $  0.76  $   1.18  $   2.62  $   2.89
                               ========= ========= ========= =========

Diluted EPS without Special
 Items                         $   0.76  $   1.18  $   2.62  $   2.88
                               ========= ========= ========= =========

Net Income without Special Items is presented to provide additional information, in the opinion of management, with respect to the Company's ability to compare from period to period operating revenues and expenses without gains and losses such as the gain on extinguishment of notes in 2005, the amount written off in 2004 relating to the expenses from the proposed acquisition of Stelmar and gains and losses from dispositions of non-double-hull vessels. While Net Income without Special Items is frequently used by management as a measure of the operating performance in a particular period, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net Income without Special Items should not be considered an alternative to Net Income or other performance measurements under generally accepted accounting principles.


    EXHIBIT 2

    FLEET REPORT

    Our fleet currently comprises 46 vessels (including the WABASH delivered in January 2006) aggregating approximately 3.7 million dwt consisting of 15 Suezmaxes, 29 handysize and handymax product carriers and two Panamax product carriers.

    The following is OMI's current fleet and time charter positions:


Name of Vessel                                             Charter
                    Type of Vessel  Year Built    Dwt     Expiration
---------------------------------------------------------------------
CRUDE OIL FLEET:
----------------

Wholly Owned:
-------------
ARLENE               Suezmax            2003    165,293        SPOT
INGEBORG             Suezmax            2003    165,293        SPOT
SOMJIN               Suezmax            2001    160,183        SPOT
HUDSON               Suezmax            2000    159,999        SPOT
POTOMAC              Suezmax            2000    159,999      May-12(P)
DELAWARE             Suezmax            2002    159,452        SPOT
DAKOTA               Suezmax            2002    159,435        SPOT
ADAIR                Suezmax            2003    159,199        SPOT
ANGELICA             Suezmax            2004    159,106        SPOT
JANET                Suezmax            2004    159,100        SPOT
SACRAMENTO           Suezmax            1998    157,411      May-12(P)
                                              ----------
                                              1,764,470
                                              ----------
Chartered-In:  (1)
------------------
CAPE BONNY           Suezmax            2005    159,062        SPOT
CAPE BASTIA          Suezmax            2005    159,156        SPOT
OLIVER JACOB         Suezmax            1999    157,327        SPOT
MAX JACOB            Suezmax            2000    157,327        SPOT
                                              ----------
                                                632,872
                                              ----------
Total Crude Oil Fleet                         2,397,342
                                              ----------
CLEAN FLEET:
------------
OTTAWA               Panamax            2003     70,297      Apr-08
TAMAR                Panamax            2003     70,362      Jul-08
NECHES               Handymax           2000     47,052      Oct-07
SAN JACINTO          Handymax           2002     47,038      Apr-08
MOSELLE              Handymax           2003     47,037      Feb-09
GUADALUPE            Handymax           2000     47,037      Apr-08
AMAZON               Handymax           2002     47,037      Apr-08
THAMES               Handymax           2005     47,036      Oct-06
ROSETTA              Handymax           2003     47,015      Mar-09
WABASH (2)           Handymax           2006     46,893      Mar-08(P)
BRAZOS               Handymax           2005     46,889      Dec-08
LAUREN               Handymax           2005     46,955      Dec-07(P)
JEANETTE (3)         Handymax           2004     46,955      Mar-08(P)
HORIZON              Handymax           2004     46,955      Dec-08
ORONTES              Handysize          2002     37,383      May-10
OHIO                 Handysize          2001     37,278      May-10
GARONNE              Handysize          2004     37,278      Apr-09(P)
GANGES               Handysize          2004     37,178        SPOT
RUBY                 Handysize          2004     37,384        SPOT
ASHLEY               Handysize          2001     37,270        SPOT
MARNE                Handysize          2001     37,230        SPOT
LOIRE                Handysize          2004     37,106      Feb-09(P)
FOX                  Handysize          2005     37,006      May-10(P)
TEVERE               Handysize          2005     36,990      Jul-10(P)
SAONE                Handysize          2004     36,986      Jul-09(P)
TRINITY              Handysize          2000     35,834      Mar-10
MADISON              Handysize          2000     35,828      Mar-10
RHONE                Handysize          2000     35,775      May-07(P)
CHARENTE             Handysize          2001     35,751      Sep-06(P)
ISERE                Handysize          1999     35,438      Sep-06(P)
SEINE                Handysize          1999     35,407      Aug-08
                                              ----------
Total Clean Fleet                             1,327,680
                                              ----------
Total Current Fleet                           3,725,022
                                              ----------

Note: Vessels owned and chartered-in are all double-hull.

(1) The average daily charter hire expense for the four chartered-in Suezmaxes is approximately $26,000.

(2) During January 2006, the WABASH was delivered from the shipyard and began operating on a short-term time charter. The WABASH entered into a two-year time charter arrangement with profit sharing that will begin by March 2006.

(3) During January 2006, the JEANETTE entered into a two-year time charter arrangement with profit sharing that will begin by March 2006.

(P) Time charters with profit sharing.


    The following four product carriers are to be delivered in 2006, three of which will begin a three-year time charter during the second quarter of 2006:


VESSELS TO BE ACQUIRED:

                           Type of  Date To Be            Charter
Name of Vessel             Vessel   Delivered    Dwt     Expiration
----------------------------------------------------------------------

Vessels under Construction:

RHINE                     Handysize    Feb-06    37,000        SPOT
KANSAS                    Handymax     Mar-06    47,000      May-09(P)
REPUBLICAN                Handymax     Apr-06    47,000      Jun-09(P)
PLATTE                    Handymax     May-06    47,000      May-09
                                              ----------
Total Vessels under Construction                178,000
                                              ----------

Total Fleet with Vessels To Be Acquired       3,903,022
                                              ==========

Note: Vessels to be delivered are double-hull.

(P) Time charters with profit sharing.


    FORWARD-LOOKING INFORMATION

    This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and is intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plans," "anticipates" and similar expressions identify forward-looking statements. Our forward-looking statements sometimes include, without limitation: management's current views with respect to certain future events and performance, estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when new vessels will be delivered by shipyards to the Company and when they may be chartered by customers; estimates of when vessels may be contracted for sale and delivered to buyers; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double-hulled vessels; statements as to the projected development of the Company's strategy and how it may act to implement its strategy; estimates of future costs and other liabilities for certain environmental matters and investigations and the expectations concerning insurance coverage therefore; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their affect upon tanker markets; estimates of the number of drydockings of vessels, their costs and the number of related offhire days; estimate of time charter and time charter equivalent rates being achieved by our vessels, estimates of capital requirements and the sources of the funding and other factors discussed in OMI's filings to the SEC from time to time.
    Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability, claims, demurrage, the affect on rates of future voyages and cost of financing.
    All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

    CONTACT: OMI Corporation
             Merete Serck-Hanssen, 203-602-6835